                                                                       EXHIBIT 1

                          SECURITIES PURCHASE AGREEMENT


                                 by and between


                           ARTESYN TECHNOLOGIES, INC.


                                       and


                         FINESTAR INTERNATIONAL LIMITED




                          Dated as of January 14, 2002

                     --------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS .........................................................1

1.1      Definitions ..........................................................1
1.2      Accounting Terms .....................................................7

ARTICLE II PURCHASE AND SALE ..................................................7

2.1      Purchase and Sale of the Note and Warrant ............................7
2.2      Purchase Price and Payment ...........................................7
2.3      Closing ..............................................................7
2.4      Closing Deliveries ...................................................8

ARTICLE III CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE ................8

3.1      Representations and Warranties .......................................8
3.2      Compliance with this Agreement .......................................9
3.3      Officer's Certificate ................................................9
3.4      Secretary's Certificate, Good Standing Certificates ..................9
3.5      Opinion of Counsel ...................................................9
3.6      Purchase Permitted by Requirements of Law ............................9
3.7      Required Consents ....................................................9
3.8      Note .................................................................9
3.9      Warrant ..............................................................9
3.10     Registration Rights Agreement .......................................10
3.11     Amended Loan Agreement ..............................................10
3.12     No Shareholder Approval Required ....................................10

ARTICLE IV CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE ..............10

4.1      Representations and Warranties True .................................10
4.2      Compliance with this Agreement ......................................10
4.3      Purchaser's Officer's Certificate ...................................10
4.4      Issuance Permitted by Requirements of Law ...........................10
4.5      Receipt of Funds ....................................................10
4.6      Purchaser's Secretary's Certificate, Good Standing Certificates .....11
4.7      No Company Shareholder Approval Required ............................11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......................11

5.1      Existence, Qualification and Power ..................................11
5.2      Power and Authority; Authorization ..................................11
5.3      No Violation ........................................................12
5.4      Governmental and Other Approvals ....................................12
5.5      Financial Statements; Financial Condition ...........................12
5.6      Litigation; Labor Controversies .....................................13
5.7      Use of Proceeds; Margin Regulations .................................13
5.8      Tax Returns and Payments ............................................13
5.9      Compliance with ERISA ...............................................13

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5.10     Compliance with Statutes, Etc .......................................14
5.11     Environmental Matters ...............................................14
5.12     Investment Company Act ..............................................14
5.13     Public Utility Holding Company Act ..................................14
5.14     Intellectual Property ...............................................15
5.15     Properties ..........................................................15
5.16     Solvency ............................................................15
5.17     Capitalization ......................................................16
5.18     Commission Filings ..................................................16
5.19     Securities Act ......................................................16
5.20     Absence of Changes ..................................................16
5.21     Customers ...........................................................17
5.22     Suppliers ...........................................................17
5.23     Product Warranties, Defects, Liability ..............................17
5.24     No Illegal Payments, Etc. ...........................................17
5.25     Claims by Other Investors ...........................................17
5.26     Rights Agreement ....................................................17
5.27     Amended Loan Agreement ..............................................18
5.28     Representations Complete ............................................18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER .......................18

6.1      Existence, Qualification and Power ..................................18
6.2      Power and Authority; Authorization ..................................18
6.3      No Violation ........................................................18
6.4      Governmental and Other Approvals ....................................19
6.5      Accredited Investor; Purchase for Own Account .......................19
6.6      Ownership of Company Securities; Voting and Other Agreements ........20
6.7      Litigation ..........................................................20
6.8      No Brokers or Finders ...............................................20
6.9      Reliance ............................................................20

ARTICLE VII COVENANTS ........................................................20

7.1      Further Assurances ..................................................20
7.2      Additional Disclosure ...............................................20
7.3      Schedule 13D and 13G ................................................20
7.4      Delivery of Amended Loan Agreement ..................................21
7.5      Shareholder Approval ................................................21
7.6      Regulatory Filings ..................................................21
7.7      Most Favored Nation Treatment Under Rights Agreement ................21
7.8      Nasdaq Listing ......................................................21

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ARTICLE VIII PROXY MATTERS; STANDSTILL .......................................22

8.1      Proxy Matters; Standstill ...........................................22
8.2      No Limitation on Voting Rights, Etc .................................22
8.3      Standstill Period ...................................................23

ARTICLE IX RIGHT OF FIRST NEGOTIATION; BOARD OBSERVER RIGHTS .................24

9.1      Right of First Negotiation ..........................................24
9.2      Board of Directors Observer Rights ..................................27

ARTICLE X INDEMNIFICATION; TERMINATION .......................................27

10.1     Indemnification by the Company ......................................27
10.2     Notification and Advancement of Expenses ............................28
10.3     Limitation of Liability .............................................29

10.4     Termination Events ..................................................29

ARTICLE XI MISCELLANEOUS .....................................................30

11.1     Communications ......................................................30
11.2     Successors and Assigns ..............................................31
11.3     Determinations, Requests or Consents ................................31
11.4     Counterparts ........................................................31
11.5     Headings ............................................................31
11.6     Governing Law .......................................................31
11.7     Severability ........................................................32
11.8     Entire Agreement; Third Party Beneficiaries .........................32
11.9     Certain Expenses ....................................................32
11.10    Publicity ...........................................................32
11.11    Further Assurances ..................................................32
11.12    Consent to Jurisdiction .............................................32
11.13    Agent for Service of Process ........................................33

SCHEDULES

         Company Disclosure Schedule
         Schedule 6.8 - Brokers and Finders

EXHIBITS

         Exhibit A - Form of Note
         Exhibit B - Form of Warrant
         Exhibit C - Terms for Amended Loan Agreement
         Exhibit D - Form of Registration Rights Agreement
         Exhibit E - Form of Opinion of Company Counsel

                          SECURITIES PURCHASE AGREEMENT
                          -----------------------------

     THIS SECURITIES PURCHASE AGREEMENT dated as of January 14, 2002 (this "Agreement"), by and between ARTESYN TECHNOLOGIES, INC., a Florida corporation
 ---------
(the "Company"), and FINESTAR INTERNATIONAL LIMITED, a British Virgin Islands
      -------
corporation ("Purchaser").
              ---------

                              STATEMENT OF PURPOSE

     WHEREAS, the Company has agreed to issue to Purchaser, and Purchaser has agreed to purchase from the Company, that certain subordinated convertible promissory note substantially in the form of Exhibit A hereto (the "Note"), in
                                             ---------              ----
the principal amount of $50,000,000 which will be convertible into shares of the Company's Common Stock and payable as set forth in the Note;

     WHEREAS, to induce Purchaser to make such loans, the Company has agreed to issue to Purchaser a warrant to purchase shares of Common Stock as set forth in the warrant substantially in the form of Exhibit B hereto (the "Warrant"); and
                                         ---------              -------

     WHEREAS, the Company and Purchaser have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

     1.1 Definitions. As used in this Agreement, and unless the context requires
         -----------
a different meaning, the following terms have the meanings indicated:

     "13D Group" has the meaning set forth in Section 8.1(a).

     "Acquisition Offer" has the meaning set forth in Section 9.1(a).

     "Acquisition Proposal" has the meaning set forth in Section 9.1(a).

     "Actual Expenses" has the meaning set forth in Section 10.2.

     "Advanced Expenses" has the meaning set forth in Section 10.2.

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     "Advancement Period" has the meaning set forth in Section 10.2.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for
                                                --------  -------
purpose of this Agreement, Purchaser and its Affiliates on the one hand, and the Company and its Affiliates on the other, shall not be deemed to be "Affiliates" of one another.

     "Agreement" means this Securities Purchase Agreement, as amended or supplemented from time to time.

     "Amended Loan Agreement" means the Waiver and Third Amendment to Credit Agreement dated as of the Closing Date, amending and modifying the Credit Agreement to reflect in all material respects terms and conditions no less favorable to the Company than those set forth in Exhibit C hereto.
                                                 ---------

     "Bankruptcy Code" has the meaning set forth in Section 8.3(d).

     "Blackout Period" has the meaning set forth in Section 9.1(d).

     "Bona Fide Public Offering" means a widely distributed, firm commitment or best efforts underwritten public offering for the purpose of raising capital pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock of the Company for its own account.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

     "Closing" has the meaning assigned thereto in Section 2.3.

     "Closing Date" has the meaning assigned thereto in Section 2.3.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the Company's common stock, par value $0.01 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

     "Communications" has the meaning assigned thereto in Section 11.1.

     "Company" has the meaning assigned thereto in the Preamble.

     "Company Disclosure Schedule" means the Company Disclosure Schedule attached hereto.

     "Company Indemnified Party" has the meaning assigned thereto in
Section 10.1.

     "Company Intellectual Property" means any material Intellectual Property that is owned by the Company or any of its Subsidiaries.

     "Company Liabilities" has the meaning assigned thereto in Section 10.1.

     "Competitive Acquisition" means the acquisition of a business which would not result in the change of control described in Section 9.1(a)(i)(A) herein, which would be pursued in a competitive manner relative to a member of the Purchaser Group, and a key purpose of which is not to acquire capital.

     "Credit Agreement" means the Credit Agreement, dated as of January 23, 2001, as amended through the date hereof, among the Company and certain of its Subsidiaries, Bank of America, N.A. and the other lender parties thereto.

     "DOJ" has the meaning assigned thereto in Section 7.6.

     "Environmental Law" means any law, regulation, or other applicable requirement relating to (a) release or threatened release of any Hazardous Material or (b) pollution or protection of public, health, or the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exclusive Negotiation Period" has the meaning set forth in Section 9.1(c).

     "Exclusive Offer" has the meaning set forth in Section 9.1(c).

     "Exclusive Offer Period" has the meaning set forth in Section 9.1(c).

     "FTC" has the meaning assigned thereto in Section 7.6.

     "GAAP" means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Hazardous Material" means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.

     "HSR Act" has the meaning assigned thereto in Section 7.6.

     "HSR Filing" has the meaning assigned thereto in Section 7.6.

     "Indebtedness" means as to any Person, at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss; (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; or (iii) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments.

     "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and
(vii) all domain names.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

     Unless otherwise specified in the relevant section of this Agreement, "material" shall mean material with respect to the Company and its Subsidiaries taken as a whole.

     "Material Adverse Effect" means a material adverse effect upon (i) the business, operations, results of operations, assets, properties, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

     "Negotiation Period" has the meaning set forth in Section 9.1(d).

     "Note" has the meaning assigned thereto in the Statement of Purpose.

     "Notice" has the meaning assigned thereto in Section 9.1(b).

     "Observer" has the meaning set forth in Section 9.2(a).

     "Observer Rights" has the meaning set forth in Section 9.2(a).

     "Offer" has the meaning set forth in Section 9.1(d).

     "Offer Period" has the meaning set forth in Section 9.1(d).

     "Organizational Documents" means with respect to a corporation, the articles of incorporation and by-laws of such corporation; with respect to a partnership, the certificate of partnership (or limited partnership, as applicable) and partnership agreement, together with the analogous documents for any corporate or partnership general partner; and in any other case, any organic document governing the formation and conduct of business by such entity.

     "Person" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Plan" means (i) an "employee pension plan" as defined in Section 3(2) of ERISA; (ii) an "employee welfare benefit plan" as defined in Section 3(1) of ERISA; or (iii) any other employee benefit or fringe benefit plan or program, whether established by Requirements of Law, a written agreement or other instrument, or custom or informal understanding.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired other than Company Intellectual Property.

     "Purchaser" has the meaning assigned thereto in the Preamble and their successors and permitted assigns.

     "Purchaser Group" means Purchaser and any affiliate (or affiliate(s) thereof, direct or indirect) of Purchaser, or any affiliate(s) direct or indirect, of such affiliate(s), including Delta Products Corporation and Delta Electronics, Inc.

     "Purchase Price" has the meaning set forth in Section 2.2(a).

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date between the Company and Purchaser, substantially in the form of Exhibit D hereto.
            ---------

     "Regulation D" means Rule 506 of Regulation D as promulgated by the Commission.

     "Regulatory Authorizations" means all approvals, authorizations, licenses, filings, notices, registrations, consents, permits, exemptions, registrations, qualifications, designations, declarations, or other actions or undertakings made by, to or in respect of any Governmental Authority.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     "Requirements of Law" means, with respect to a Person, the Organizational Documents of such Person, and any law, ordinance, code, regulation, rule, guideline of policy of any Governmental Authority in each case applicable to or binding upon such Person including all applicable common law, all provisions of all applicable material state and federal constitutions, statutes, rules, regulations and orders of all governmental bodies, all Regulatory Authorizations issued to the Company or its Subsidiaries and all Environmental Laws.

     "Restricted Securities" has the meaning set forth in Section 8.1(a).

     "Right of First Negotiation" means those rights of Purchaser as provided in
Section 9.1.

     "Rights Agreement" means the Amended and Restated Rights Agreement between the Company and Bank of New York dated as of November 21, 1998.

     "Securities" has the meaning set forth in Section 2.1.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Participating Preferred Stock" means the Series A Junior Participating Preferred Stock of the Company, par value $0.01 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

     "Significant Subsidiary" has the meaning set forth in Section 1-02 of Regulation S-X promulgated by the Commission and shall include without limitation as of the date hereof Artesyn North America, Inc. and Artesyn Technologies Communications Products, Inc.

     "Standstill Period" has the meaning set forth in Section 8.3.

     "Subsidiary" means as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time or which such Person has the right to control.

     "Superior Proposal" has the meaning set forth in Section 9.1(e).

     "Taxes" means all federal, state, local, or foreign taxes, assessments, fees and other similar charges imposed by a Governmental Authority, including any interest, penalties or additions thereto.

     "Tax Returns" has the meaning set forth in Section 5.8.

     "Transaction Documents" means, collectively, this Agreement, the Note, the Warrant, and the Registration Rights Agreement.

     "Unfunded Current Liability" means, as to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting, Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of such Plan.

     "United States" and "U.S." shall mean the United States of America.

     "Waiting Period" has the meaning set forth in Section 9.1(a).

     "Warrant" has the meaning assigned thereto in the Preamble.

     1.2 Accounting Terms. All accounting terms used herein not expressly
         ----------------
defined in this Agreement shall have the respective meanings given to them in accordance with the GAAP.

                                   ARTICLE II

                                PURCHASE AND SALE
                                -----------------

     2.1 Purchase and Sale of the Note and Warrant. At the Closing, the Company
         -----------------------------------------
shall issue to Purchaser, and Purchaser shall purchase from the Company, for the Purchase Price, (i) the Note and (ii) the Warrant (together, the "Securities").
                                                                  ----------

     2.2 Purchase Price and Payment.
         --------------------------

         (a) Purchase Price. The aggregate purchase price for the Note and
             --------------
Warrant shall be $50,000,000 (the "Purchase Price"), of which $44,895,000 shall
                                   --------------
be allocated to the purchase of the Note and $5,105,000 shall be allocated to the purchase of the Warrant.

         (b) Payment of Purchase Price. The Purchase Price shall be paid to the
             -------------------------
Company by Purchaser on the Closing Date via federal funds wire transfer(s) of immediately available funds in accordance with written instructions to be provided to Purchaser by the Company not more than four (4) Business Days after the date hereof, but in any event not less than four (4) Business Days prior to the Closing Date.

     2.3 Closing. The closing of the sale and purchase of the Securities (the
         -------
"Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, New York, New York 10020 as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Articles III and IV herein other than those conditions which may, by their terms, only be satisfied at the Closing, but in any event not later than 10:00 a.m., local time, on the second Business Day after satisfaction or waiver of all such conditions, or at such other time, date and/or place as Purchaser and the Company may mutually agree in writing. The date upon which the Closing shall occur is herein called the "Closing Date." To the extent practicable, the parties hereto shall convene
     ------------
a pre-closing the day before the Closing Date.

     2.4 Closing Deliveries.
         ------------------

         (a) Company Deliveries. At the Closing, the Company shall deliver or
             ------------------
cause to be delivered to Purchaser the following:

                (i)  the Note duly executed by the Company;

                (ii)  the Warrant duly executed by the Company;

                (iii) the Registration Rights Agreement duly executed by the Company;

                (iv) the Amended Loan Agreement, which shall be in full force and effect and under which there shall be no defaults;

                (v) copies of the consents of Persons necessary for the Company to effectuate this Agreement and consummate the transactions contemplated hereby set forth on Section 2.4(a) of the Company Disclosure Schedule; and

                (vi)  acknowledgement of receipt of the Purchase Price.

         (b) Purchaser Deliveries. At the Closing, Purchaser shall deliver or
             --------------------
cause to be delivered to the Company:

                (i)   the Purchase Price;

                (ii)  acknowledgement of receipt of the Note;

                (iii) acknowledgement of receipt of the Warrant; and

                (iv) the Registration Rights Agreement duly executed by Purchaser.

                                  ARTICLE III

               CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE
               --------------------------------------------------

     The obligation of Purchaser to purchase the Securities at the Closing, to pay the Purchase Price therefor at the Closing and to perform any other obligations hereunder shall be subject to the fulfillment on or prior to the Closing of all of the following conditions, any one or more or which may be waived by Purchaser in its sole discretion:

     3.1 Representations and Warranties. The representations and warranties of
         ------------------------------
the Company contained in Section 5 hereof shall be true and correct (i) when made and (ii) on and as of the Closing as if made on and as of such time (except for representations and warranties that speak as of a specific date in which case the representation or warranty only need be true and correct as of the specified date, and except as may be affected by the transactions contemplated hereby and by the Amended Loan Agreement).

     3.2 Compliance with this Agreement. The Company shall have performed and
         ------------------------------
complied in all material respects with all of the agreements, obligations, covenants and conditions set forth in this Agreement or any other Transaction Document or contemplated herein or therein that are required to be performed or complied with by the Company on or before the Closing.

     3.3 Officer's Certificate. Purchaser shall have received a certificate
         ---------------------
dated as of the Closing Date from the chief financial officer of the Company as to the accuracy of Sections 3.1 and 3.2 hereof and certifying that (i) the Company has received all consents and approvals, with respect to the Amended Loan Agreement, the Transaction Documents and the transactions contemplated thereunder, from all parties thereto from whom such consent or approval is required, and (ii) the Amended Loan Agreement (A) reflects in all material respects terms and conditions that are substantially similar to and in the aggregate are no less favorable to the Company than those set forth in the Terms for Amended Loan Agreement attached hereto as Exhibit C and (B) is in full force
                                              ---------
and effect.

     3.4 Secretary's Certificate, Good Standing Certificates. Purchaser shall
         ---------------------------------------------------
have received a certificate from the Company dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the attached copies of the Organizational Documents or other applicable governance documents and resolutions of the Board of Directors of the Company
(i) authorizing the issuance of the Common Stock upon conversion and exercise of the Securities and (ii) approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect; (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company; and (c) as to the good standing of the Company and its Subsidiaries in each such company's state of incorporation (to the extent that this status of good standing is applicable in such jurisdiction).

     3.5 Opinion of Counsel. The Company shall have delivered to Purchaser an
         ------------------
opinion dated as of the Closing Date, from the Company's counsel, Kirkpatrick & Lockhart LLP, in the form of Exhibit E hereto.

     3.6 Purchase Permitted by Requirements of Law. The acquisition of and
         -----------------------------------------
payment for the Securities to be acquired by Purchaser at the Closing and the consummation of the transactions contemplated hereby or by any of the other Transaction Documents shall not be prohibited by any Requirements of Law.

     3.7 Required Consents. The Company shall have received all consents set
         -----------------
forth on Section 2.4(a) of the Company Disclosure Schedule.


     3.8 Note. The Note shall have been duly executed and delivered by the
         ----
Company.

     3.9 Warrant. The Warrant shall have been duly executed and delivered by the
         -------
Company.

     3.10 Registration Rights Agreement. The Registration Rights Agreement shall
          -----------------------------
have been duly executed and delivered by the Company.

     3.11 Amended Loan Agreement. At the Closing, the Amended Loan Agreement
          ----------------------
shall reflect in all material respects terms and conditions that are substantially similar to and in the aggregate are no less favorable to the Company than those set forth in the Terms for Amended Loan Agreement attached hereto as Exhibit C and shall have been duly executed and delivered by all
          ---------
parties thereto and no defaults or events which (with notice or lapse of time, or both) would result in a default, shall exist thereunder or result from the consummation of the transactions contemplated hereby. In addition, this condition shall not be satisfied until Purchaser has had in its possession the final form of the Amended Loan Agreement delivered pursuant to Section 7.4 hereof for at least twenty-four (24) hours.

     3.12 No Shareholder Approval Required. No approval on the part of the
          --------------------------------
shareholders of the Company shall be required, other than as contemplated by the Transaction Documents, in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents, including the issuance of Common Stock upon the conversion of the Note or the exercise of the Warrant.

                                   ARTICLE IV

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE
              ----------------------------------------------------

     The obligations of the Company to issue and sell the Securities at the Closing and to perform its other obligations hereunder at the Closing with respect to Purchaser is subject to the fulfillment on or prior to the Closing of all of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

     4.1 Representations and Warranties True. The representations and warranties
         -----------------------------------
of Purchaser contained in Section 6 hereof shall be true and correct on and as of the Closing as if made on and as of such time.

     4.2 Compliance with this Agreement. Purchaser shall have performed and
         ------------------------------
complied in all material respects with all of its agreements, obligations, covenants and conditions set forth in this Agreement or any other Transaction Documents or contemplated herein or therein that are required to be performed or complied with by Purchaser on or before the Closing.

     4.3 Purchaser's Officer's Certificate. The Company shall have received a
         ---------------------------------
certificate dated as of the Closing Date from a duly authorized officer of Purchaser as to the accuracy of Sections 4.1 and 4.2 hereof.

     4.4 Issuance Permitted by Requirements of Law. The issuance of the
         -----------------------------------------
Securities to be issued by the Company hereunder at the Closing and the consummation of the transactions contemplated hereby at the Closing shall not be prohibited by any Requirement of Law.

     4.5 Receipt of Funds. The Company shall have received from Purchaser the
         ----------------
Purchase Price.

     4.6 Purchaser's Secretary's Certificate, Good Standing Certificates. The
         ---------------------------------------------------------------
Company shall have received a certificate from Purchaser dated the Closing Date and signed by the Secretary or an Assistant Secretary of Purchaser (or such other duly authorized officer of Purchaser), certifying (a) that the attached copies of the Organizational Documents or other applicable governance documents and resolutions of the Board of Directors of Purchaser approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect; (b) as to the incumbency and specimen signature of each officer of Purchaser executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of Purchaser; and (c) as to the good standing of Purchaser in the British Virgin Islands (to the extent that this status of good standing is applicable in such jurisdiction).

     4.7 No Company Shareholder Approval Required. No approval on the part of
         ----------------------------------------
the shareholders of the Company shall be required, other than as contemplated by the Transaction Documents, in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents, including the issuance of Common Stock upon the conversion of the Note or the exercise of the Warrant.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The Company hereby represents and warrants to Purchaser that, except as set forth on the Company Disclosure Schedule, which exceptions shall be deemed to be representations and warranties as if made hereunder (with the exception of the representations and warranties contained in Section 5.25 herein, which representations and warranties are unqualified by any exceptions in the Company Disclosure Schedule):

     5.1 Existence, Qualification and Power. The Company and each of its
         ----------------------------------
Subsidiaries (a) is duly organized, validly existing and, if applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified as a foreign corporation or other business entity and, if applicable, is in good standing if its business requires such qualification, in each case except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect.
Section 5.1 of the Company Disclosure Schedule identifies, as of the Closing Date, each Subsidiary and the respective jurisdictions of their incorporation or organization, the percentage of issued and outstanding shares of each class of its capital stock (or other equity interest) owned by the Company and its Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares or comparable equity interest as required by law), a description of each class of its authorized capital stock (or other equity interest) and the number of shares of each class issued and outstanding.

     5.2 Power and Authority; Authorization. The Company has the corporate power
         ----------------------------------
and authority and has been duly authorized by its Board of Directors to execute, deliver and perform the terms and provisions of each of the Transaction Documents. The shares of Common Stock issuable upon conversion and exercise of the Securities have been duly authorized and, as of the Closing, will be reserved for issuance and upon issuance in accordance with the terms the Note and the Warrant will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights. No vote or approval of the Company's stockholders is necessary in connection with the execution, delivery and, other than as expressly contemplated by the Transaction Documents, performance by the Company of any of the Transaction Documents, including the issuance of Common Stock upon the conversion of the Note or the exercise of the Warrant. The Company has duly executed and delivered each of the Transaction Documents and each Transaction Document constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     5.3 No Violation. Neither the execution, delivery or performance by the
         ------------
Company of the Transaction Documents, nor compliance by it with the terms and provisions thereof, (a) contravenes any Requirements of Law or any order, writ, injunction or decree of any court or governmental instrumentality, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject, except where such conflict, inconsistency, breach, or default would not be material, or (c) violates any provision of any Organizational Document of the Company or any of its Subsidiaries.

     5.4 Governmental and Other Approvals. No order, consent, approval, license,
         --------------------------------
authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof or other Person is required to be obtained by the Company to authorize, or is required for, (a) the execution, delivery and performance of any Transaction Documents or
(b) the legality, validity, binding effect, or enforceability against the Company of any Transaction Documents.

     5.5 Financial Statements; Financial Condition. All audited year-end
         -----------------------------------------
financial statements heretofore delivered by the Company to Purchaser showing historical performance of the Company for each of the fiscal years ended on or before December 31, 1999 and December 31, 2000, and any unaudited quarterly financial statements heretofore delivered by the Company to Purchaser, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved, except as otherwise noted therein, and subject to ordinary, good-faith year-end audit adjustments (none of which is material) and the absence of footnotes in the case of any such quarterly financial statements. Each of such financial statements fairly presents in all material respects on a consolidated basis the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods covered thereby. The Company and its Subsidiaries included in such financial statements have no liabilities (absolute, accrued, contingent or otherwise) material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than those disclosed in the Company Disclosure Schedule or in such financial statements referred to in this Section 5.5 or in comments or footnotes thereto.
                               -----------
Since September 30, 2001, there has been no (i) material change by the Company in its accounting principles or practices, except as required by concurrent changes in GAAP or (ii) revaluation by the Company of any of its assets or accounts receivable, other than in the ordinary course of business and consistent with past practice.

     5.6 Litigation; Labor Controversies.
         -------------------------------

         (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) which in any manner draws into question the validity or enforceability of any Transaction Document or (ii) which, if decided adversely to the Company or its Subsidiaries, could result in a liability of $1 million or more.

         (b) There are no labor controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice in any material respect.

     5.7 Use of Proceeds; Margin Regulations.
         -----------------------------------

         (a) All Proceeds of the Note shall be used by the Company (i) to repay certain existing Indebtedness of the Company and its Subsidiaries, or (ii) for the working capital and general corporate purposes of the Company and its Subsidiaries.

         (b) No part of the proceeds of the Note will be used by the Company or any Subsidiary thereof to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the sale of the Note nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     5.8 Tax Returns and Payments. Each of the Company and its Subsidiaries has
         ------------------------
timely filed or caused to be timely filed, on the due dates thereof or pursuant to applicable extensions thereof, with the appropriate taxing authority, all foreign, Federal and other material returns, statements, forms and reports for Taxes (the "Tax Returns") required to be filed by or with respect to the income, properties or operations of the Company and any of its Subsidiaries. Each of the Company and its Subsidiaries has paid all material taxes payable by them as set forth in such Tax Returns other than taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP. Such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.

     5.9 Compliance with ERISA. Each Company Plan is in substantial compliance
         ---------------------
with the material provisions of ERISA and the Code; no Reportable Event has occurred with respect to any Plan; no Plan is insolvent or in reorganization; the aggregate Unfunded Current Liability for all Plans does not exceed $1,000,000, and no Plan has any accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of
Section 412 of the Code; all material contributions required to be made with respect to a Plan have been timely made; neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), or 4971 of the Code; no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan other than pursuant to Section 4041(b) of ERISA; and no Lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary of the Company or any ERISA Affiliate arise on account of any Plan.

     5.10 Compliance with Statutes, Etc. Each of the Company and its
          -----------------------------
Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Properties, except any such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.11 Environmental Matters.
          ---------------------

          (a) In the ordinary course of its business, the Company and its Subsidiaries conduct from time to time, in a commercially reasonable manner, a review of the operations of the Company and its Subsidiaries for the purpose of determining compliance with Environmental Laws, in the course of which the Company identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws and any actual or potential liabilities to third parties, including employees or governmental entities, and any related costs and expenses). The Company has (i) complied in all material respects with all Environmental Laws and (ii) stored, handled, used, released, discharged and disposed of all substances used in its operations and wastes or by-products from its operations, whether Hazardous Materials or not, in compliance in all material respects with all Environmental Laws.

          (b) Neither the Company nor any Subsidiary has given, nor to the Company's best knowledge is it required to give, nor has it received, any written notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding claiming that: (i) the Company or any Subsidiary has violated, or is about to violate, any Environmental Law; (ii) there has been a release, or that there is a reasonable risk of release, of Hazardous Materials from the Company's or any Subsidiary's Property, facilities, equipment or vehicles; (iii) the Company or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Company's or any Subsidiary's Property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials, in each case which is material.

     5.12 Investment Company Act. Neither the Company nor any of its
          ----------------------
Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.

     5.13 Public Utility Holding Company Act. Neither the Company nor any of its
          ----------------------------------
Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935.

        5.14 Intellectual Property.
             ---------------------

             (a) No Company Intellectual Property or product or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, other than in the ordinary course of business, or which may affect the validity, use or enforceability of such Company Intellectual Property.

             (b) The Company and its Subsidiaries own and have good and exclusive title to all Company Intellectual Property free and clear of any material liens or encumbrances (excluding non-exclusive licenses). The Company has licenses (sufficient for the conduct of its business as currently conducted) to all other material Intellectual Property used by the Company.

             (c) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was, at any time after January 1, 1999, Company Intellectual Property, to any third party except to customers pursuant to written agreements in the ordinary course of business.

             (d) The operation of the business of the Company and its Subsidiaries as such business currently is conducted has not and does not materially infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

             (e) Neither the Company nor any of its Subsidiaries has received notice from any third party that the operation of the business of the Company or any of its Subsidiaries materially infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

             (f) To the Company's knowledge, no person has materially infringed or misappropriated or is materially infringing or misappropriating any Company Intellectual Property.

             (g) The Company and each of its Subsidiaries have taken reasonable steps to protect the Company's and its Subsidiaries' rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company except where the failure to do so is not reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries.

        5.15 Properties. Each of the Company and its Subsidiaries has good title
             ----------
to all material Properties owned by them, free and clear of all Liens.

        5.16 Solvency. Immediately prior to the Closing Date, (a) the sum of the
             --------
assets, at a fair valuation, of the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will exceed the debts of the Company (on a stand-alone basis) or the Company and its Subsidiaries (taken as a whole), as applicable; (b) the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and (c) the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will have sufficient capital and assets with which to conduct their businesses. For purposes of this
Section 5.16, "debt" means any liability on a claim, and "claim" means (i) right
------------
to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        5.17 Capitalization. On the Closing Date, (a) the authorized and issued
             --------------
capital stock (or other equity interest) of the Company and its Subsidiaries, and (b) the corporate organizational structure of the Company and its Subsidiaries, are as set forth in Sections 5.1 and 5.17 of the Company Disclosure Schedule. All outstanding shares of capital stock of the Company have been duly and validly issued, and are fully paid and nonassessable. As of the Closing Date, the Company and its Subsidiaries do not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock (or other equity interest), except for employee and director stock options and rights under the Rights Agreement. As of December 31, 2001, the Company had reserved an aggregate of 8,284,739 shares of its Common Stock for issuance to employees, consultants and directors pursuant to its stock option plans, under which options are outstanding for 7,363,939 shares of Common Stock and 920,800 shares of Common Stock are available for grant. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

        5.18 Commission Filings. Since December 31, 1998, the Company has filed
             ------------------
with the Commission, on a timely basis, all registration statements, reports on Form 10-K, 10-Q and 8-K, proxy statements and information statements, and other documents that it was required to file under the Securities Act or the Exchange Act. As of the respective dates of such filings, none of the Company's filings with the Commission contained (and the Company's most recent Form 10-K does not contain) an untrue statement of a material fact or omitted (and the Company's most recent Form 10-K does not omit) to state any material fact necessary to make any statement of a material fact that it contained, in light of the circumstances in which made, not misleading; and when filed with the Commission, each of such filings with the Commission complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. The Company is not required to file with the Commission any amendments or modifications to agreements, documents or other instruments previously filed with the Commission. The Company is eligible to file a registration statement on Form S-3 and has taken all actions which would be required to permit sales of its securities under Rule 144 under the Securities Act.

        5.19 Securities Act. Based upon the representations and warranties of
             --------------
Purchaser in Section 6 of this Agreement, the Common Stock issuable upon conversion and exercise of the Securities are not required to be registered under the Securities Act or under the securities or blue sky laws of any state or jurisdiction.

        5.20 Absence of Changes. Since September 30, 2001, there has not been a
             ------------------
Material Adverse Effect on the Company and no event or circumstance exists that may result in a Material Adverse Effect.

        5.21 Customers. Section 5.21 of the Company Disclosure Schedule sets
             ---------
forth a complete and accurate list of the ten largest customers (by dollar volume) of the Company during the most recent fiscal year.

        5.22 Suppliers. Section 5.22 of the Company Disclosure Schedule sets
             ---------
forth a complete and accurate list of all sole-source suppliers of materials or services to the Company. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company with any supplier or group of suppliers listed on Section 5.22 of the Company Disclosure Schedule.

        5.23 Product Warranties, Defects, Liability. Each product manufactured,
             --------------------------------------
sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties except as otherwise could not result in a Material Adverse Effect. The Company does not have any liability (and, to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Company's balance sheet dated as of September 30, 2001 and a reasonable reserve for products manufactured, sold, leased or delivered by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice after September 30, 2001, and except for any liability or other damages that could result in a Material Adverse Effect.

        5.24 No Illegal Payments, Etc. Neither the Company nor, to the knowledge
             ------------------------
of the Company, any of its officers, employees, agents or Affiliates has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was or is in a position to help or hinder the Company's business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

        5.25 Claims by Other Investors. There is no basis for any claim against
             -------------------------
the Company by any third party investor or potential investor with whom the Company has negotiated a potential investment in the Company, other than reimbursement of actual expenses of such third party investor or potential investor not in excess of an aggregate of $450,000 and for which the Company has received from such third party a general release of claims.

        5.26 Rights Agreement. The Company, including its Board of Directors,
             ----------------
has irrevocably taken all actions necessary such that (a) the transactions themselves contemplated by this Agreement or by the Transaction Documents, including the issuance of Common Stock upon the conversion of the Note or the exercise of the Warrant, will not trigger the rights under the Rights Agreement as currently in effect, and (b) after expiration of the Standstill Period with respect to Section 8.1(a) pursuant to Section 8.3, Purchaser will be able to acquire 1,700,000 shares of Common Stock (as appropriately adjusted for stock splits, combinations and the like, and in addition to the shares of Common Stock issuable upon conversion of the Note and exercise of the Warrant) without triggering the rights under the Rights Agreement as then in effect.

        5.27 Amended Loan Agreement. As of the Closing, the Amended Loan
             ----------------------
Agreement shall be in full force and effect and reflect in all material respects terms and conditions that are substantially similar to and in the aggregate are no less favorable to the Company than those set forth in the terms of the Amended Loan Agreement attached hereto as Exhibit C.
                                          ---------

        5.28 Representations Complete. None of the representations or warranties
             ------------------------
made by the Company in this Agreement or any other Transaction Document nor any statement made in any schedule or certificate furnished by the Company in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein not misleading, in light of the circumstances under which they are made.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

        Purchaser represents and warrants to the Company, as follows:

        6.1 Existence, Qualification and Power. Purchaser (a) is duly organized,
            ----------------------------------
validly existing and, if applicable, in good standing, under the laws of the jurisdiction of its organization, (b) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified as a foreign corporation or other business entity and, if applicable, is in good standing if its business requires such qualification, in each case except where the failure of the foregoing would not reasonably be expected to have a material adverse effect on Purchaser.

        6.2 Power and Authority; Authorization. Purchaser has the corporate
            ----------------------------------
power and authority and has been duly authorized by all requisite corporate action to execute, deliver and perform the terms and provisions of each of the Transaction Documents. Purchaser has duly executed and delivered each of the Transaction Documents and each Transaction Document constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        6.3 No Violation. Neither the execution, delivery or performance by
            ------------
Purchaser of the Transaction Documents, nor compliance by it with the terms and provisions thereof, (a) contravenes any Requirements of Law or any order, writ, injunction or decree of any court or governmental instrumentality, (b) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which Purchaser is a party or by which it or any of its property or assets are bound or to which it may be subject, except where such conflict, inconsistency, breach or default would not reasonably be expected to result in a material adverse effect on its ability to consummate the transactions contemplated hereby and by the other Transaction Documents or (c) violates any provision of any Organizational Document of Purchaser.

        6.4 Governmental and Other Approvals. Except as set forth on Section 5.4
            --------------------------------
of the Company Disclosure Schedule, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, or other Person is required to be obtained by Purchaser to authorize, or is required for,
(a) the execution, delivery and performance of any Transaction Documents or (b) the legality, validity, binding effect or enforceability of any Transaction Documents.

        6.5 Accredited Investor; Purchase for Own Account. Purchaser is an
            ---------------------------------------------
"accredited investor" within the meaning of Regulation D under the Securities Act. The Securities and the shares of Common Stock to be issued upon conversion and/or exercise of the Securities are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of Purchaser at all times to sell or otherwise dispose of all or any part of such shares of Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If Purchaser should in the future decide to dispose of such shares of Common Stock issued upon conversion and/or exercise of the Securities, Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Purchaser agrees to the imprinting, so long as required by law, of a legend on the Note, the Warrant and certificates representing such shares of Common Stock issued upon conversion and/or exercise of the Securities to the following effect (in addition to such other legends as may be required pursuant to the terms of the Note and the Warrant):

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

        The requirement to include the legend set forth above shall cease and terminate as to the Note, the Warrant and any particular shares of such Common Stock (a) when, in the opinion of counsel to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Whenever (x) such requirement shall cease and terminate as to any such shares or (y) such shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth above.

        6.6 Ownership of Company Securities; Voting and Other Agreements.
            ------------------------------------------------------------
Immediately following the Closing, Purchaser and its Affiliates will not beneficially own any securities of the Company other than the Securities. Purchaser does not have any agreements, arrangements or understandings with any other Person with regard to acquiring, holding, voting or disposing of the securities of the Company other than as set forth in this Agreement and in the other Transaction Documents to which Purchaser is a party.

        6.7 Litigation. No claim, action, proceeding or investigation is pending
            ----------
before any court, arbitrator or administrative, governmental or regulatory or body that may delay or prevent the consummation of the transactions contemplated hereby or that would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

        6.8 No Brokers or Finders. Except as disclosed on Schedule 6.8, no
            ---------------------
agent, broker, finder, or investment or commercial banker or other Person or firm engaged by or acting on behalf of Purchaser in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

        6.9 Reliance. Purchaser acknowledges it has based its decision to
            --------
purchase the Securities and has relied solely on Purchaser's own due diligence review of the Company, including interviews of and discussions with Company officers, and the representations and warranties of the Company contained herein. As of the Closing, Purchaser does not have any actual knowledge of any material breach of any of the representations and warranties of the Company contained herein.

                                   ARTICLE VII

                                    COVENANTS
                                    ---------

        7.1 Further Assurances. Each of the parties shall, prior to or at the
            ------------------
Closing, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and effectuate the transactions contemplated hereby, and by the other Transaction Documents. Each party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to its obligation to effect the Closing, including, without limitation, promptly obtaining any consents required in connection herewith.

        7.2 Additional Disclosure. The Company shall promptly notify Purchaser
            ---------------------
in writing of, and furnish Purchaser with, any information Purchaser may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligation to consummate the transactions contemplated by this Agreement not to be fulfilled.

        7.3 Schedule 13D and 13G. Purchaser agrees to file an initial Schedule
            --------------------
13D or 13G with the Commission with respect to the transaction contemplated hereby and by the other Transaction Documents as soon as practical after the date hereof which shall be mutually acceptable to the parties hereto and not inconsistent with all press releases issued by the parties in connection herewith. Purchaser agrees to provide the Company with a copy of any subsequent Schedule 13D or 13G that it intends to file with the Commission four (4) days in advance of such filing, or such shorter time as the Company may agree.

        7.4 Delivery of Amended Loan Agreement. The Company shall deliver to
            ----------------------------------
Purchaser all drafts of the Amended Loan Agreement, including all exhibits, schedules, attachments, appendices, and the like attached or related thereto, concurrently with if such are in electronic format and in any event not later than the next Business Day of, delivery of such between the Company and the other parties thereto. In addition, the Company shall deliver to Purchaser the final form of the Amended Loan Agreement, clearly indicating it as such final form, including all final forms of exhibits, schedules, attachments, appendices, and the like attached or related thereto.

        7.5 Shareholder Approval. The Company shall comply with the provisions
            --------------------
set forth in the Securities in connection with a meeting of the Company's shareholders as provided thereunder.

        7.6 Regulatory Filings. If issuance of the full number of shares of
            ------------------
Common Stock issuable upon any conversion of the Note or exercise of the Warrant (in whole or in part) would require the Company and the holder of the Note or Warrant to each file a Notification and Report Form (an "HSR Filing") and related material with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the Company and such holder shall cooperate in good faith to submit such HSR Filing. The Company shall not seek early termination of any waiting period under the HSR Act without the prior written consent of the holder; provided, however, that if the holder so requests, the Company and the holder shall each use all reasonable efforts to obtain early termination of such waiting period, and shall in any case promptly supply the other with any information which may be required in order to effectuate such filings and supply any additional information which may be reasonably required by the FTC or DOJ.

        7.7 Most Favored Nation Treatment Under Rights Agreement. If (a) (i) the
            ----------------------------------------------------
Company shall consummate any transaction with a third Person in which the Company issues its equity securities and/or any securities convertible into or exerciseable for equity securities or (ii) a third Person otherwise acquires the Company's equity securities, (b) all or any portion of which issuance or acquisition is excluded from triggering the application of the Rights Agreement and (c) which excluded securities represent a percentage of the Company's outstanding securities which is greater than the percentage of the Company's outstanding securities which Purchaser is entitled to purchase under the Transaction Documents without triggering the application of the Rights Agreement, then the Company shall take all actions which may be necessary to enable Purchaser to purchase an equivalent percentage of the Company's equity securities without triggering the application of the Rights Agreement.

        7.8 Nasdaq Listing. The Company shall file a listing application with
            --------------
Nasdaq National Market for the shares of Common Stock issuable upon conversion of the Note and exercise of the Warrant and use its best efforts to maintain the listing of such shares on Nasdaq National Market (or a comparable system then in use) or the New York Stock Exchange or other national exchange for a period of not less than three (3) years from the date of issuance of such shares.

                                  ARTICLE VIII

                            PROXY MATTERS; STANDSTILL
                            -------------------------

     8.1     Proxy Matters; Standstill. Purchaser hereby agrees that during the
             -------------------------
Standstill Period, without the approval of the Board of Directors of the Company or as set forth herein, it will not, nor will it permit any member of the Purchaser Group, to, directly or indirectly, alone or in concert with any other
Person:

             (a) acquire, offer to acquire, seek to acquire or agree to acquire, including, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, hereinafter referred to as "13D Group") any securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities other than (i) Series A Participating Preferred Stock acquired pursuant to the terms of the Rights Agreement and the Common Stock received on conversion thereof; (ii) the Common Stock received on conversion and exercise of the Securities; and (iii) capital stock acquired in connection with a stock split, stock dividend or similar recapitalization by the Company (collectively, "Restricted Securities");
                                                ---------------------

             (b) make a tender offer, exchange offer or other offer for voting securities of the Company (other than through open market purchases after termination of the restrictions in paragraph (a) above), or otherwise make, or in any way participate in, directly or indirectly, any "solicitation" of "Proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act, but whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act) with respect to the Company, or initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate or propose any stockholder proposal, or seek to advise, encourage or influence any Person with respect to the voting of any securities of the Company; or

             (c) directly or indirectly join in or in any way participate in a pooling agreement, syndicate, voting trust or other similar arrangement with respect to the Company's voting securities or otherwise act in concert with any other Person (other than member of the Purchaser Group), for the purpose of acquiring, holding, voting or disposing of the Company's securities.

     8.2     No Limitation on Voting Rights, Etc. Except as otherwise expressly
             -----------------------------------
prohibited by this Section 8 or the restrictions on voting "HSR Excess Shares" as that term is defined in Section 1.7 of the Warrant and Section 2(a)(7) of the Note, Purchaser (and any other member of the Purchaser Group to which the Securities have been transferred in accordance with the terms therein), upon conversion of the Securities, shall have the full right to exercise the voting and other rights incident to Common Stock in connection with any proposed merger, sale of assets or similar transaction, or tender or exchange offer proposed by any Person who is not part of, and who is not acting in concert with, any member of the Purchaser Group.

     8.3     Standstill Period. As used herein, the term "Standstill Period"
             -----------------
shall mean the period from the date of this Agreement until the earliest to occur of:

             (a) with respect to Section 8.1 (a) only, the date which is eighteen (18) months after the Closing Date, unless the Note has been fully paid in cash prior to such date, in which case such earlier date;

             (b) with respect to Sections 8.1(b) and (c) only (notwithstanding
Section 8.3(a)), the date which is the third anniversary of the Closing Date, unless the Note has been fully paid in cash prior to such date, in which case such earlier date;

             (c) the designation of any date as the termination date of the Standstill Period by a majority of the directors of the Company at a duly convened meeting thereof or by all of the directors of the Company by written consent;

             (d)(i) commencement by the Company or any of its Significant Subsidiaries of a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); (ii) an involuntary case being commenced against the Company or any of its Significant Subsidiaries that is not dismissed within (d) ninety (90) days after commencement thereof; (iii) the Company or any of its Significant Subsidiaries commencing any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or such Significant Subsidiary, or there being commenced against the Company or any of its Significant Subsidiaries any such proceeding which remains undismissed for a period of ninety (90) days; (iv) any order of relief or other order approving any such case or proceeding being entered; or (v) any corporate action being taken by the Company or any of its Significant Subsidiaries for the purpose of effecting any of the foregoing;


             (e) the commencement of a tender offer for all or substantially all of the securities of the Company by any Person or 13D Group (other than members of the Purchaser Group), which tender offer, if consummated and added to the Restricted Securities (if any) already owned by such Person or 13D Group, would represent thirty percent (30%) or more of the total voting power (including rights to acquire voting power) of the Company's Restricted Securities; provided, however, that pursuant to Rule 14d-9 the Board of Directors of the Company has recommended that the Company's shareholders tender into such tender offer;

             (f) the execution of a definitive agreement between the Company and any third party (other than a member of the Purchaser Group) that provides for such third party acquiring beneficial ownership of more than twenty percent (20%) of the Company's voting stock;

             (g) upon the Company's material breach of Articles VII, IX or X hereof, Sections 2, 3, 4, or 6 of the Note, Sections 1 or 2 of the Warrant, or Sections 2, 3, 4, 5, 7, or 8 of the Registration Rights Agreement; or

             (h) the date this Agreement is terminated in accordance with its terms, provided Purchaser has not purchased the Securities.

                                   ARTICLE IX

                RIGHT OF FIRST NEGOTIATION; BOARD OBSERVER RIGHTS
                -------------------------------------------------

     9.1     Right of First Negotiation.
             -------------------------

             (a) Rights of Purchaser. After the Closing, in the event that
                 -------------------
management of the Company or the Board of Directors of the Company:


                     (i) receives a proposal, oral, written or otherwise, that contemplates (A) a merger, consolidation or other business combination (whether or not the Company is the survivor) pursuant to which the shareholders of the Company immediately prior to the effective date of such transaction would have beneficial ownership of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following such transaction, (B) the sale of all or substantially all of the assets of the Company on a consolidated basis or (C) the sale (i) or other disposition of the power supply business or all or substantially all, or any material portion of, the assets, property or products thereof (each, an "Acquisition Offer"), or
 -----------------


                     (ii) takes any action or determines to take action in furtherance of the Company's initiation of (including inducing a third party to initiate) (A) the sale of fifteen percent (15%) or more of the total voting power of the Company (other than with respect to a Competitive Acquisition or a Bona Fide Public Offering), (B) the sale of all or substantially all of the assets of the Company on a consolidated basis or (C) the sale of or other disposition of the power supply business or all or substantially all, or any material portion of, the assets, property or products thereof (each, an "Acquisition Proposal"),
 --------------------

                the Company will consider Purchaser as the first potential acquiror or purchaser therefor, as the case may be; provided, however, that the
                                                    --------  -------
Company shall not, for a period of six (6) months from the Closing Date (the "Waiting Period"), vote to initiate or effect any sale described in this
 --------------
subsection (a) with any Person other than Purchaser or other member of the Purchaser Group.

             (b) Notice. The Company shall provide to Purchaser written notice
                 ------
as promptly as possible and in any event within two (2) Business Days (the "Notice") after its receipt of the Acquisition Offer or before making the
 ------
Acquisition Proposal (including any material modification to a previously made Acquisition Offer or Acquisition Proposal), as the case may be. The Notice shall include the material terms of the Acquisition Offer or Acquisition Proposal. Further, subject to Purchaser entering into a customary confidentiality agreement, the Company shall provide information and access to its facilities and personnel reasonably necessary to evaluate whether Purchaser wishes to make an offer in response to the Acquisition Offer or the Acquisition Proposal (or any material modification thereof).

             (c) Purchaser's Exclusive Offer. During the first thirty (30) days
                 ---------------------------
after receipt by Purchaser of the Notice related to any Acquisition Offer or Acquisition Proposal received or made, as the case may be, after the Waiting Period and on or prior to eighteen (18) months after the Closing Date (the "Exclusive Offer Period"), which Exclusive Offer Period may be extended or
 ----------------------
reduced by mutual written agreement, Purchaser shall be entitled to submit a written offer to enter into the transaction described in the Acquisition Offer or Acquisition Proposal or any alternative transaction (the "Exclusive Offer"). During the Exclusive Offer Period, the Company will not:

                     (i) provide information to any third party (other than Purchaser) in connection with the Acquisition Offer or Acquisition Proposal;

                     (ii) enter into negotiations with a Person other than Purchaser;

                     (iii) enter into a confidentiality agreement with a Person other than Purchaser; or

                     (iv) enter into a binding contract for an Acquisition Offer or Acquisition Proposal with a Person other than Purchaser.

          If Purchaser submits an Exclusive Offer, the Company and Purchaser shall negotiate in good faith until the later of (i) ten (10) Business Days from receipt by the Company of the Exclusive Offer or (ii) the end of the Exclusive Offer Period (the "Exclusive Negotiation Period"), which may be extended or
                   ----------------------------
reduced by mutual written agreement, in an effort to reach agreement on mutually agreeable terms. At the end of the Exclusive Negotiation Period, the Company shall either accept or reject the Exclusive Offer as negotiated through such date.

          In the event that (i) Purchaser does not deliver an Exclusive Offer to the Company within the Exclusive Offer Period (or other mutually agreed upon time period, as set forth above) or (ii) the Company elects not to accept the Exclusive Offer within the Exclusive Negotiation Period (or other mutually agreed upon time period, as set forth above), then, and only then, the Company shall be free thereafter to enter into a definitive agreement that consummates the transactions contemplated by an Acquisition Offer or Acquisition Proposal with any Person; provided, however, that five (5) days prior to entering into a
                 --------  -------
legally binding agreement concerning such Acquisition Offer or Acquisition Proposal with any Person, the Company shall provide a written notice to Purchaser describing the material terms of such proposed binding agreement, and Purchaser shall have an opportunity to present an additional Exclusive Offer during such five (5) day period; provided, further, that, if the Company rejects
                                 --------  -------
such Exclusive Offer or additional Exclusive Offer, it shall not accept any (A) Acquisition Offer or offer in respect of an Acquisition Proposal in respect of which a Notice has been delivered hereunder, unless it is a Superior Proposal or
(B) any Acquisition Offer or offer in respect of an Acquisition Proposal, in respect of which no Notice has been given in accordance herewith.

          (d) Purchaser's Offer. During the first seven (7) days (the
              -----------------
"Blackout Period") from receipt by Purchaser of the Notice related to any
 ---------------
Acquisition Offer or Acquisition Proposal received or initiated, as the case may be, after eighteen (18) months from the Closing Date the Company shall not:

                     (i) provide information to any third party (other than Purchaser) in connection with the Acquisition Offer or Acquisition Proposal;


                     (ii) enter into negotiations with a Person other than Purchaser;

                     (iii) enter into a confidentiality agreement with a Person other than Purchaser; or

                     (iv) enter into a binding contract for an Acquisition Offer or Acquisition Proposal with a Person other than Purchaser.

          During the twenty (20) days from receipt of such Notice by
Purchaser (the "Offer Period"), which Offer Period may be extended or reduced by
                ------------
mutual written agreement, Purchaser shall be entitled to submit a written offer to enter into the transaction described in the Acquisition Offer or Acquisition Proposal or any alternative transaction (the "Offer"). At no time during the
                                              -----
Offer Period will the Company enter into a binding contract for an Acquisition Offer or Acquisition Proposal with a Person other than Purchaser. If Purchaser submits an Offer, the Company and Purchaser shall negotiate in good faith for a period of twenty (20) Business Days from delivery of the Offer to the Company (the "Negotiation Period"), which may be extended or reduced by mutual written
      ------------------
agreement, in an effort to reach agreement on mutually agreeable terms. At any time during the Negotiation Period (but after the Blackout Period), the Company will be free to entertain offers from, provide information to and negotiate with other Persons and will provide (without extending the Negotiation Period) Notices to Purchaser in accordance herewith with respect to any new Acquisition Offer and any material changes in any Acquisition Offer a Notice of which has been previously delivered, but the Company will not enter into a binding contract with respect thereto with any such Person. At the end of the Negotiation Period, the Company shall either accept or reject the Offer as subsequently negotiated.

          In the event that (i) Purchaser does not deliver an Offer to the Company within the Offer Period (or other mutually agreed upon time period, as set forth above) or (ii) the Company elects not to accept the Offer within the Negotiation Period (but after the Blackout Period, or other mutually agreed upon time period, as set forth above), then, and only then, the Right of First Negotiation of Purchaser hereunder shall expire with respect to any Acquisition Offer or Acquisition Proposal in respect of which Notice has been delivered in accordance herewith and the Company shall be free thereafter to enter into a definitive agreement with any Person; provided, that, if the Company rejects
                                      --------
such Offer, it shall not accept any (A) Acquisition Offer or offer in respect of an Acquisition Proposal in respect of which a Notice has been delivered hereunder, unless it is a Superior Proposal or (B) any Acquisition Offer or offer in respect of an Acquisition Proposal, in respect of which no Notice has been given in accordance herewith.

          (e) Superior Proposal Defined. For purposes of this Section 9.1,
              -------------------------
"Superior Proposal" means any proposal which the Company's Board of Directors in its good faith reasonable judgment determines (in consultation with its advisors) would, if consummated, be more favorable to the Company or its stockholders than any other proposal. In determining whether a proposal is a Superior Proposal, the Company shall be free to take into account, among other factors, the purchase price, form of consideration, structure, timing, risk of non-consummation, impact on the business of the Company, other obligations and other relevant legal and financial considerations.

          (f) Termination of Right. Purchaser's Right of First Negotiation
              --------------------
pursuant to this Section 9.1 shall terminate upon the earlier to occur of (i) the time at which no amounts remain outstanding under the Note; or (ii) the time at which the Purchaser Group owns less than twenty-five percent (25%) of the Common Stock issued or issuable upon conversion and exercise of the Securities; provided, however, that in no case shall Purchaser's Right of First Negotiation
--------  -------
terminate prior to the third anniversary of the Closing.

     9.2  Board of Directors Observer Rights
          ----------------------------------

          (a) Observer Rights.  After the Closing, for so long as either (i)
              ---------------
any amount shall remain outstanding under the Note or (ii) the Purchaser Group continues to own at least twenty-five percent (25%) of the Common Stock issued or issuable upon conversion and exercise of the Securities, two designees of Purchaser satisfactory to the Company in its reasonable and good faith discretion (the "Observers") shall be entitled to attend (in person
                 ---------

or by telephone) all meetings of the Board of Directors in a non-voting observer capacity and, in this respect, the Company shall give such Observers copies of all notices, minutes, consents and other Board of Directors' materials that it provides to all of its directors no later than the time it provides such information to its directors (collectively, the "Observer Rights"); provided,
                                                 ---------------    --------
however, that the Company shall have the right to withhold any information and
-------
to exclude the Observers from any meeting, or any portion thereof, as is reasonably determined in good faith by a majority of the Board of Directors to be necessary for any reasonable purposes, including but not limited (a) to, purposes of confidentiality, competitive factors or if access to such information or the Observers' attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company and its counsel. The Company shall indemnify the Observers to the same extent that it indemnifies its directors and officers.

          (b) Confidentiality. Purchaser agrees, and Purchaser will cause any
              ---------------
Observer to agree, to hold in confidence and trust, and to act in a fiduciary manner with respect to all information so provided or otherwise learned in connection with its Observer Rights, and not use or disclose any information provided to or learned by it in connection with its Observer Rights, other than for purposes reasonably related to its investment in the Company. The provisions of this Section 9.2(b) will survive any disposition of all or any portion of the Securities and/or the Common Stock issued or issuable upon conversion or exercise thereof.

          (c) Specific Enforcement. It is agreed and understood that monetary
              --------------------
damages would not adequately compensate the Company for any breach of Section 9.2(b) hereof, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of Section 9.2(b) shall be the proper subject of a temporary or permanent injunction or restraining order. Further, Purchaser, for itself and on behalf of each Observer, waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

                                   ARTICLE X

                          INDEMNIFICATION; TERMINATION
                          ----------------------------

     10.1 Indemnification by the Company. The Company agrees to indemnify and
          ------------------------------
hold harmless Purchaser and its Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners and controlling Persons (each, a "Company Indemnified Party") from and against any and all liabilities,
          -------------------------
claims, losses, damages, judgments, and settlements resulting from a third-party claim (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and other expenses and reasonable fees and expenses incurred in the investigation or defense of any of same or in asserting, processing or enforcing any of the rights of Purchaser arising under this Article X) (collectively, "Company Liabilities"), to which any Company
                                -------------------
Indemnified Party
may become subject, insofar as such Company Liabilities arise from or relate to, directly or indirectly, (i) a breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement, or (iii) this Agreement or any other Transaction Document, or any of the transactions contemplated thereby or from any investigation, litigation, or other proceeding relating to any of the foregoing, except to the extent incurred by reason of the gross negligence or willful misconduct of a Company Indemnified Party. The Company also agrees to indemnify and hold harmless the Company Indemnified Parties from any Company Liabilities to which the Company may become subject, insofar as such Company Liabilities arise from or relate to, directly or indirectly, a breach of any representation or warranty set forth in Section 5.25 herein.

     10.2 Notification and Advancement of Expenses. A Company Indemnified Party
          ----------------------------------------
will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Company Indemnified Party in respect of which indemnity may be sought hereunder notify the Company in writing of the commencement thereof. The omission of any Company Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Company Indemnified Party hereunder unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Company Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to the Company Indemnified Party; provided that any
                                                          --------
Company Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, if (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel for the Company Indemnified Party or (c) in the reasonable opinion of counsel to such Company Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Company Indemnified Party, on the other hand, that would make such separate representation advisable, such Company Indemnified Party shall have the right to control its own defense of such action, claim or proceeding and employ separate counsel at the Company's expense in any action, claim or proceeding in which both the Company, on the one hand, and a Company Indemnified Party, on the other hand, is, or is reasonably likely to become, a party; provided, however, that the Company shall not in any event be required to
       --------  -------
pay the fees and expenses of more than one separate counsel. In the event that the Company Indemnified Party controls its own defense and employs separate counsel as provided herein, the Company shall advance such Company Indemnified Party at the beginning of every sixty (60) day period (the "Advancement
                                                            -----------
Period"), commencing on the date the Company Indemnified Party delivers notice
------
to the Company of its intent to control its own defense, the maximum estimated amount of the costs and expenses of such defense for such Advancement Period as determined in good faith by the Company Indemnified Party (the "Advanced
                                                                --------
Expenses"). If the actual amount of the costs and expenses of such defense at
--------
the end of such Advancement Period (the "Actual Expenses") are greater than the
                                         ---------------
Advanced Expenses, the Company shall pay promptly the amount of the difference to the Company Indemnified Party. If the Actual Expenses are less than the Advanced Expenses, the Company Indemnified Party may retain the amount of such difference and apply it to the Advanced Expenses for the next Advancement Period, if any; provided, however, that the Company Indemnified Party shall
                --------  -------
return to the Company the aggregate amount of such difference at the conclusion and resolution of any pending or threatened claim, action or proceeding of which the Company Indemnified Party has assumed the defense as contemplated hereby, and after the Company has otherwise satisfied its indemnification obligations hereunder. The Company agrees that it will not, without the prior written consent of a Company Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Company Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against a Company Indemnified Party without the prior written consent of the Company.

     10.3 Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL THE COMPANY (OR
          -----------------------
ANY AFFILIATE THEREOF) BE LIABLE TO INDEMNIFY PURCHASER FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF PURCHASER, BUT PURCHASER MAY RECOVER INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID TO A THIRD PARTY FOR WHICH THE COMPANY IS OBLIGATED TO INDEMNIFY PURCHASER, INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM LOSS OF TIME, LOSS OF SAVINGS, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF GOODWILL, WHETHER FORESEEABLE OR UNFORESEEABLE; PROVIDED, HOWEVER, THAT THIS SECTION 10.3
                                      --------  -------
SHALL NOT LIMIT IN ANY MANNER WHATSOVER THE COMPANY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 HEREIN.

     10.4 Termination Events. Without prejudice to other remedies which may be
          ------------------
available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

             (a) by mutual written consent of the Company and Purchaser;

             (b) by either the Company or Purchaser by giving written notice to the other party if the Closing shall not have occurred prior to January 31, 2002, unless extended by written agreement of the parties; provided that the
                                                           --------
party seeking termination pursuant to this subsection (b) is not in material default or breach hereunder and provided, further, that the right to terminate
                                --------  -------
this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

             (c) by Purchaser if the conditions to the Closing set forth in
Article III herein are not satisfied prior to January 18, 2002; or

             (d) by either the Company or Purchaser by giving written notice to the other party if any Governmental Authority shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable.

         If this Agreement is terminated pursuant to and as provided by this
Section 10.4, such termination shall be without liability of any party hereto (or their respective Affiliates) to any other party hereto.

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

    11.1 Communications. All notices, requests, claims, demands and other
         --------------
communications ("Communications") provided for or permitted hereunder shall be
                 --------------
made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery:

         (a) if to the Company:

                  Artesyn Technologies, Inc.
                  7900 Glades Rd., Suite 500
                  Boca Raton, FL 33434
                  Attention: Chief Financial Officer
                  Telephone: (561) 451-1000
                  Telecopier: (561) 451-1020

         with a required copy to:

                  Kirkpatrick & Lockhart LLP
                  1251 Avenue of the Americas
                  New York, NY 10020
                  Attention: John D. Vaughan, Esq.
                  Telephone: (212) 536-3900
                  Telecopier: (212) 536-3901

         (b) if to Purchaser:

                  Finestar International Limited
                  c/o ABN Amro Management Services (Hong Kong) Limited 18/F Lincoln House, Taikoo Place
                  979 King's Road
                  Quarry Bay, Hong Kong
                  Attention: May Luk
                  Telephone: 011-852-2700-6618
                  Telecopier: 011-852-2868-5078

         with a required copy to:

                  Delta Electronics, Inc.
                  186 Ruey Kuang Road, Neihu

                           Taipei 114, Taiwan, R.O.C.
                           Attention:   Yancey Hai, Vice President, Global
                                        Strategic Planning
                                        Lanford Liu, Director, Corporate
                                        Development

                           Telephone: 011-886-287-972-088
                           Telecopier: 011-886-287-972-434

                  and:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, CA 94304
                           Attention:   Aaron J. Alter, Esq.
                                        Adam R. Dolinko, Esq.
                           Telephone:   (650) 493-9300
                           Telecopier:  (650) 493-6811

        All Communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by the individual to whom the telecopy is sent, if telecopied.

        11.2 Successors and Assigns. This Agreement shall inure to the benefit
             ----------------------
of and be binding upon the successors and permitted assigns of the parties hereto. Purchaser may not assign any of its rights under this Agreement without the prior written consent of the Company other than to a member of the Purchaser Group who shall have agreed in writing to be bound by the terms hereof as though a signatory hereto, for which no consent of the Company shall be required. The Company may not assign any of its rights under this Agreement without the prior written consent of Purchaser.

        11.3 Determinations, Requests or Consents. Any amendment, supplement or
             ------------------------------------
modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and Purchaser and
(b) only in the specific instance and for the specific purpose for which made or given.

        11.4 Counterparts. This Agreement may be executed in any number of
             ------------
counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        11.5 Headings. The headings in this Agreement are for convenience of
             --------
reference only and shall not limit or otherwise affect the meaning hereof.

        11.6 Governing Law. This Agreement shall be governed by the internal
             -------------
laws of the State of New York applicable to contracts entered into and to be performed within such state without regard to conflicts of laws principles.

        11.7 Severability. If any one or more of the provisions contained
             ------------
herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

        11.8 Entire Agreement; Third Party Beneficiaries. This Agreement,
             -------------------------------------------
together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior contemporaneous agreements and understandings between the parties with respect to such subject matter. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties to confer rights and remedies hereunder to members of the Purchaser Group (other than Purchaser) as third party beneficiaries.

        11.9 Certain Expenses. The Company agrees to pay and reimburse Purchaser
             ----------------
at Closing for one-half of all attorneys' and accountants' fees and expenses incurred by Purchaser in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such reimbursement of attorneys' and accountants' fees and expenses shall not exceed $450,000. The Company hereby authorizes Purchaser to withhold up to $450,000 in such expenses from payment of the Purchase Price at Closing. In addition, the Company agrees to pay and reimburse Purchaser for all antitrust filing fees and related expenses incurred by Purchaser in connection with the consummation of the transactions contemplated hereby, including the issuance of Common Stock upon conversion of the Note or exercise of the Warrant.

        11.10 Publicity. Except as in the opinion of counsel and as may be
              ---------
required by applicable law or regulation, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto (which approval will not be unreasonably withheld). If any announcement is required by law or regulation to be made by any party hereto, such announcement shall be in form, manner and substance mutually acceptable to the parties hereto.

        11.11 Further Assurances. Each of the parties shall execute such
              ------------------
documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

        11.12 Consent to Jurisdiction. Any legal action, suit or proceeding in
              -----------------------
equity or at law arising out of or relating to this Agreement, the Transaction Documents and/or the transactions contemplated hereby and thereby shall be instituted in the state or federal courts located in the county of New York, State of New York and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law. Neither party shall seek a jury trial in any such action, suit or proceeding or seek to consolidate any such action, suit or proceeding with any other action, suit or proceeding in which trial by jury has not been waived.

       11.13 Agent for Service of Process.
             ----------------------------

             (a) Purchaser irrevocably appoints Wilson Sonsini Goodrich & Rosati at its office from time to time (currently 245 Park Avenue, 24th Floor, New York, NY 10167) to be its agent for the service of process. Purchaser agrees that any legal process may be effectively served on it in connection with legal proceedings by service on its agent.

             (b) The Company irrevocably appoints Kirkpatrick & Lockhart LLP at its office from time to time (currently 1251 Avenue of the Americas, 45th Floor, New York, New York 10020) to be its agent for the service of process. The Company agrees that any legal process may be effectively served on it in connection with legal proceedings by service on its agent.

             (c) If the agent at any time ceases for any reason to act as such for the relevant party, such party shall appoint a replacement agent having an address for service and shall notify the other party of the name and address of the replacement agent. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent. A copy of any document served on an agent shall be copied to all parties to this Agreement. Failure or delay in so doing shall not prejudice the effectiveness of service of the legal process.

                           [Signature Pages To Follow]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                        ARTESYN TECHNOLOGIES, INC.



                        By:
                            ----------------------------------------------------
                        Name:
                              --------------------------------------------------
                        Title:
                               -------------------------------------------------

                        FINESTAR INTERNATIONAL LIMITED



                        By:
                            ----------------------------------------------------
                        Name:
                              --------------------------------------------------
                        Title:
                               -------------------------------------------------

The undersigned hereby represents and warrants to the Company that it has the corporate power and authority and has been duly authorized by all requisite corporate action to execute this acknowledgement and agreement to be bound by the provisions of Article VIII and Sections 11.12 and 11.13 herein. The undersigned further acknowledges and agrees that the provisions of Article VIII and Sections 11.12 and 11.13 herein constitute legal, valid and binding obligations enforceable against the undersigned as if the Purchaser named therein.

ACKNOWLEDGED AND AGREED:


DELTA ELECTRONICS, INC.


By:
    -------------------------------------------------
Name:
      -----------------------------------------------
Title:
       ----------------------------------------------